EXHIBIT 10.3

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), effective as of ____________, 201_ (the “Effective Date”), is made between Digital Domain Media Group, Inc., a Florida corporation (the “Company”), and _______________ (the “Indemnitee”).

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available; and

WHEREAS, the Indemnitee is a director and/or officer of the Company; and

WHEREAS, basic protection against undue risk of personal liability of the Company’s directors and officers heretofore has been provided through insurance coverage providing reasonable protection at reasonable cost, but as a result of substantial changes in the marketplace for such insurance it has become increasingly more difficult to obtain such insurance on terms providing reasonable protection at reasonable cost; and

WHEREAS, the current Amended and Restated Articles of Incorporation of the Company and Amended and Restated Bylaws of the Company (collectively, the “Charter Documents”) require the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law and the Indemnitee has been serving and continues to serve as a director and/or officer of the Company in part in reliance on such Charter Documents; and

WHEREAS, the current difficulty in obtaining adequate directors’ and officers’ liability insurance coverage at a reasonable cost and uncertainties as to the availability of indemnification created by recent court decisions have increased the risk that the Company will be unable to retain and attract as directors and officers the most capable persons available; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the inability of the Company to retain and attract as directors and officers the most capable persons available would be detrimental to the interests of the Company and that the Company therefore should seek to assure such persons that adequate indemnification and insurance coverage will be available in the future; and

WHEREAS, in recognition of the Indemnitee’s need for substantial protection against personal liability in order to enhance and motivate the Indemnitee’s continued service to the Company in an effective manner, the increasing difficulty in obtaining satisfactory directors’ and officers’ liability insurance coverage, and the Indemnitee’s reliance on the Charter Documents, and in part to provide the Indemnitee with specific contractual assurance that the protection promised by such Charter Documents will be available to the Indemnitee (regardless of, among other things, any amendment to or revocation of such Charter Documents or any change in the composition of the Board, or certain acquisition change in control transactions relating to the Company), the Company wishes to provide in this Agreement for indemnification of and the advancing of expenses to the Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent such insurance is maintained, for the continued coverage of the Indemnitee under the Company’s directors’ and officers’ liability insurance policies;

NOW, THEREFORE, in consideration of the premises and of the Indemnitee continuing to serve the Company directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Basic Indemnification Arrangement.

(a) In accordance with the provisions of the Florida Business Corporation Act, the Company shall, to the fullest extent legally permissible, indemnify the Indemnitee against any and all fees and expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by the Indemnitee in the defense or settlement of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), in which the Indemnitee may be involved or with which the Indemnitee was, is or is threatened to be made, while in office or thereafter, a defendant or respondent by reason of the Indemnitee being or having been an officer or director of the Company, or, at the Company’s request, another enterprise.

(b) If so requested by the Indemnitee, the Company shall advance (within ten (10) business days of such request) any and all expenses, including attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, actually and reasonably paid or incurred by the Indemnitee in connection with the defense or settlement of any such action, suit or other proceeding (“Expenses”), to the Indemnitee (an “Expense Advance”). The Company shall, in accordance with such request (but without duplication), either (i) pay such Expenses on behalf of the Indemnitee, or (ii) reimburse the Indemnitee for such Expenses. The Indemnitee’s right to an Expense Advance upon such request is absolute (subject to Section 1(d)) and shall not be subject to any prior determination by the Company, the Board, or any Reviewing Party (defined below), that the Indemnitee has satisfied any applicable standard of conduct for indemnification.

(c) Notwithstanding anything in this Agreement to the contrary, the Indemnitee shall not be entitled to indemnification or advancement of Expenses pursuant to this Agreement in connection with any threatened, pending or completed action, suit or proceeding initiated by the Indemnitee unless (i) the Company has joined in or the Board has authorized or consented to the initiation of such threatened, pending or completed action, suit or proceeding, or (ii) the threatened, pending or completed action, suit or proceeding is one to enforce the Indemnitee’s rights under this Agreement, or (iii) the action, suit or proceeding is instituted after a Change in Control (as defined below) (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control).

(d) Notwithstanding the foregoing, (i) the indemnification obligations of the Company under Section 1(a) shall be subject to the condition that a Reviewing Party shall not have determined that the Indemnitee would not be permitted to be so indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 1(b) shall be subject to the condition that, if, when and to the extent that a Reviewing Party determines that the Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by the Indemnitee (who hereby agrees to so reimburse the Company) for all such amounts theretofore paid (it being understood and agreed that the foregoing agreement by the Indemnitee shall be deemed to satisfy any requirement that the Indemnitee provide the Company with an undertaking to repay any Expense Advance if it is ultimately determined that the Indemnitee is not entitled to indemnification under applicable law); provided, however, that if the Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that the Indemnitee should be indemnified under applicable law, any determination made by such Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). The Indemnitee’s undertaking to repay such Expense Advances shall be unsecured and interest-free. If there has been no determination by a Reviewing Party within thirty (30) days after written demand is presented to the Company by the Indemnitee or if a Reviewing Party determines that the Indemnitee would not be permitted to be indemnified in whole or in part under applicable law, the Indemnitee shall have the right to commence litigation in any court in the States of California or Florida having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by a Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitee for purposes of this Agreement. For the purposes of this Agreement, a “Reviewing Party” shall mean any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular claim for which the Indemnitee is seeking indemnification, which may include independent legal counsel.

(e) If there is a Change in Control (as defined below) after the Effective Date, then the acquiring or successor Person (as defined below), as the case may be (the "Successor"), shall not diminish or limit in any manner the indemnification rights available to the Indemnitee immediately prior to such Change in Control, with respect to matters arising prior to such Change of Control, whether such rights were available under this Agreement, or pursuant to any other agreement, any resolution of the Company’s shareholders or the Board, any provision of the Charter Documents, or any statute or rule of law providing for indemnification, now or hereafter in effect. No such Successor shall cancel, limit or in any way diminish the rights or coverage provided to the Indemnitee pursuant to one or more directors' and officers' insurance policies carried by the Company immediately prior to any such Change in Control. For the purposes of this Agreement, the term "Change in Control" shall mean (i) the acquisition by any person or entity, or any group of persons or entities acting in concert (collectively, a "Person"), of direct or indirect beneficial ownership of 40% or more of the voting power or voting securities of the Company, (ii) the acquisition by any Person of direct or indirect beneficial ownership of 20% or more of the voting power or voting securities of the Company and the subsequent election of a majority of the members of the Board who were not members of the Board for the two-year period immediately preceding their election (provided that any such new member whose election was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of such two year period or whose election or nomination for election was also previously so approved shall be deemed to have been members of the Board for such entire two year period), (iii) a transfer of all or substantially all of the Company's assets to another Person who is not a wholly owned subsidiary of the Company, (iv) the approval of the stockholders of the Company of a complete liquidation of the Company, or (v) the merger or consolidation of the Company with another corporation where, as a result of such merger or consolidation, less than 60% of the outstanding voting securities of the surviving or resulting corporation shall then be owned by the stockholders of the Company immediately prior to such merger or consolidation.

2. Contribution. If the indemnification provided for in Section 1 above for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any fees and expenses, judgments, fines, penalties or amounts paid in settlement referred to therein, then the Company, in lieu of indemnifying such Indemnitee thereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such fees and expenses, judgments, fines, penalties or amounts paid in settlement (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Indemnitee, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Indemnitee in connection with the action or inaction which resulted in such fees and expenses, judgments, fines, penalties or amounts paid in settlement, as well as any other relevant equitable considerations. In connection specifically with the registration of the Company's securities, the relative benefits received by the Company and the Indemnitee shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Indemnitee, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Indemnitee in connection with the registration of the Company’s securities shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Indemnitee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 2 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred supra to in this paragraph. In connection with the registration of the Company's securities, in no event shall Indemnitee be required to contribute any amount under this Section 2 in excess of the lesser of (i) that proportion of the total of such fees and expenses, judgments, fines, penalties or amounts paid in settlement indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Indemnitee or (ii) the proceeds received by such Indemnitee from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

3. Other Expenses. The Company shall be liable to and shall pay the Indemnitee for any and all expenses (including attorneys’ fees) which are incurred by the Indemnitee in connection with any action brought by the Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or Charter Documents now or hereafter in effect relating to indemnification and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be. The Company also shall be liable to and shall pay the Indemnitee for any and all expenses and disbursements incurred by the Indemnitee in connection with (i) any appeal resulting from any proceeding contemplated by Section 1 above, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent or (ii) the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement or any other agreement or Charter Documents now or hereafter in effect relating to indemnification, by litigation or otherwise. If requested by the Indemnitee, the Company shall promptly advance (but in no event more than ten (10) business days after receiving a request therefor) any such expenses to the Indemnitee.

4. Partial Indemnity. If the Indemnitee is entitled under any provision of this Agreement to indemnification or payment by the Company for some or a portion of the expenses, judgments, fines, penalties and amounts paid in settlement of any threatened, pending or completed action, suit or proceeding but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify or pay the Indemnitee for the portion thereof to which the Indemnitee is entitled hereunder.

5. Burden of Proof. In connection with any determination by a Reviewing Party or court of competent jurisdiction as to whether the Indemnitee is entitled to be indemnified hereunder the Reviewing Party or court shall presume that the Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that the Indemnitee is not so entitled.

6. No Other Presumptions. For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law. In addition, neither the failure of a Reviewing Party to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by a Reviewing Party that the Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by the Indemnitee to secure a judicial determination that the Indemnitee should be indemnified under applicable law, shall be a defense to the Indemnitee’s claim or create a presumption that the Indemnitee has not met any particular standard of conduct or did not have any particular belief.

7. Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under the Charter Documents or the Florida Business Corporation Act or otherwise. To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Charter Documents or this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

8. Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

 9. Notification, Defense and Settlement of Claims.

(a) Promptly after receipt by the Indemnitee of notice of the threat or commencement of any action, suit or proceeding, the Indemnitee shall, if a claim in respect hereof is to be made by the Indemnitee against the Company under this Agreement, notify the Company of the threat or commencement thereof; provided, however, that so long as the Company is not prejudiced by any delay in so notifying the Company, such delay shall not constitute a waiver or release by the Indemnitee of rights hereunder.

(b) Except as otherwise expressly provided below, to the extent that it may wish, the Company, jointly with any other indemnifying party similarly notified, shall be entitled to assume the defense thereof and to employ counsel reasonably satisfactory to the Indemnitee. After notice from the Company to the Indemnitee of its election to so assume the defense thereof, the Company shall not be liable to the Indemnitee under this Agreement for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than as otherwise provided below. The Indemnitee shall have the right to employ counsel of his or her own choosing in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of assumption by the Company of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been specifically authorized by the Company, such authorization to be conclusively established by action by disinterested members of the Board though less than a quorum, (ii) representation by the same counsel of both the Indemnitee and the Company would, in the reasonable judgment of the Indemnitee and the Company, be inappropriate due to an actual or potential conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action, suit or proceeding, such conflict of interest to be conclusively established by an opinion of counsel to the Company to such effect, (iii) the counsel employed by the Company and reasonably satisfactory to the Indemnitee has advised the Indemnitee in writing that such counsel’s representation of the Indemnitee would likely involve such counsel in representing differing interests which could adversely affect the judgment or loyalty of such counsel to the Indemnitee, whether it be a conflicting, inconsistent, diverse or other interest or (iv) the Company shall not in fact have employed counsel to assume the defense of such action, suit or proceeding, in each of which cases the fees and expenses of counsel shall be paid by the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which a conflict of interest has been established as provided in (ii) above. Notwithstanding the foregoing, if an insurance company has supplied directors’ and officers’ liability insurance covering an action, suit or proceeding, then such insurance company shall employ counsel to conduct the defense of such action, suit or proceeding unless the Indemnitee and the Company reasonably concur in writing that such counsel is unacceptable.

(c) Notwithstanding any term to the contrary herein, the Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without the Company’s written consent. The Company shall not settle any action or claim in any manner which would impose any liability or penalty on the Indemnitee or include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of the Indemnitee, without the Indemnitee’s prior written consent. Neither the Company nor the Indemnitee shall unreasonably withhold consent to any proposed settlement.

10. Amendments, Etc. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

11. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary or desireable to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

12. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee in connection with any threatened, pending or completed action, suit or proceeding to the extent the Indemnitee has otherwise actually received payment (under any insurance policy, provision of a Charter Document or otherwise) of the amounts otherwise indemnifiable hereunder.

13. Notice. All notices, requests, consents or other communications under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by overnight prepaid courier of recognized standing, or by facsimile (receipt confirmed) to:

if to the Company:	Digital Domain Media, Inc. 8881 South US Highway One Port St. Lucie, FL 34952 Attention: General Counsel Facsimile: [______________________

if to the Indemnitee:	[Name] [Address] [Address] [Facsimile]

All such notices, requests, consents and other communications shall be deemed to have been duly delivered and received three (3) days following the date on which so mailed, or one (1) day following the date sent if sent by an overnight prepaid courier of recognized standing, or on the date on which delivery is made by hand or by facsimile transmission.

14. Binding Effect, Etc. This Agreement shall be effective as of the Effective Date and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, legatees, administrators, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

15. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

16. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws or that of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the Effective Date.

DIGITAL DOMAIN MEDIA GROUP, INC.

By: _______________________________________

Name:

Title:

___________________________________________

[Name of Indemnitee]